Exhibit 99.1

News Release

Tutor Perini Reports Second-Quarter Results

•            Income from Construction Operations of $65.4 million, up 66% compared to $39.5 million in Q2 2013

•            Diluted EPS of $0.58, up 81% compared to $0.32 in Q2 2013

•            Backlog of $7.8 billion, up 18% compared to $6.6 billion in Q2 2013

SYLMAR, California — (BUSINESS WIRE) — August 5, 2014 — Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil and building construction company, today reported results for the second quarter of 2014.

Second-Quarter and Six-Month Results

Revenues were $1,084.5 million and $2,039.7 million for the three and six months ended June 30, 2014, respectively, compared to $1,053.1 million and $2,046.0 million for the same periods last year. Income from construction operations was $65.4 million and $106.9 million for the three and six months ended June 30, 2014, respectively, compared to $39.5 million and $75.6 million for the same periods last year. Net income for the three and six months ended June 30, 2014 was $28.5 million and $44.5 million, respectively, compared to net income of $15.5 million and $30.3 million for the same periods last year. Basic and diluted earnings per share were $0.59 and $0.58 for the three months ended June 30, 2014, respectively, compared to basic and diluted earnings per share of $0.32 and $0.32 for the same periods last year. Basic and diluted earnings per share were $0.92 and $0.91 for the six months ended June 30, 2014, respectively, compared to basic and diluted earnings per share of $0.64 and $0.62 for the same periods last year.

During the three months ended June 30, 2014, revenue increased $31.4 million, or 3.0%, compared to the same period last year due primarily to increased activity on civil and building projects at Hudson Yards in New York and on certain electrical and mechanical projects on the East Coast. During the six months ended June 30, 2014, revenue decreased $6.3 million, or 0.3%, compared to the same period last year due primarily to decreased activity on hospitality and gaming projects in California, Arizona, Nevada, Louisiana, and Pennsylvania and on healthcare projects in California. This decrease was partially offset by increased activity on civil and building projects at Hudson Yards, bridge projects in the Midwest and New York, various educational projects nationwide, and courthouse projects in California and Florida. The increase in net income in the three and six months ended June 30, 2014 was due primarily to an overall increase in volume in our Civil segment and net favorable adjustments to anticipated recoveries associated with certain legal rulings issued in the second quarter of 2014, which were partially offset by Hurricane Sandy-related projects performed in 2013.

The Company used $20.3 million of cash from operating activities in the second quarter compared to cash generation of $45.9 million in the same period last year. The change in cash usage between the second quarters of 2014 and 2013 was primarily driven by the timing of payments in our Specialty Contractors and Building segments, partially offset by strong cash generation in our Civil segment. At June 30, 2014, working capital was $1,003.9 million, an increase of $216.5 million from $787.4 million at December 31, 2013. The Company believes its financial position and available borrowing under existing credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

Backlog Increased to $7.8 Billion

The backlog of uncompleted construction work at June 30, 2014 was $7.8 billion, an increase of $1.2 billion, or 17.9%, from $6.6 billion reported at June 30, 2013. The strong increase in backlog since last year has been driven by a large volume of new awards primarily in the Civil segment. In the second quarter, approximately $1.2 billion of new awards and adjustments to existing contracts were added to backlog, including several large awards recorded in the Building segment. New awards included a $255 million multi-unit residential tower project in Florida, a $120 million retail development project in California, a $113 million hospitality and gaming development project in Mississippi, and a $67 million excavation and tunnel project in British Columbia.

Tutor Perini Awarded $267 Million JFK Runway Project in the Third Quarter

On July 2, 2014, the Company was awarded a contract valued at approximately $267 million by the Port Authority of New York and New Jersey for the John F. Kennedy (JFK) International Airport Runway 4L-22R Runway Safety Area Compliance/Runway Reconstruction project. The contract value will be included in the Company’s reported third-quarter backlog.

Outlook and Guidance

Ronald Tutor, Chairman and Chief Executive Officer, commented, “I am pleased with the Company’s second-quarter results, which were highlighted by continued backlog growth as well as increased operating profit margins in our Civil and Building segments. The outlook for additional new awards remains favorable across our segments and we are increasingly confident in the likelihood of collecting substantial cash over the next few quarters due to the expected resolutions or adjudications of certain legacy project issues.”

Based on the current outlook, the Company is updating its fiscal 2014 guidance, with revenue now expected in the range of $4.5 billion to $4.7 billion and diluted EPS remaining in the range of $2.20 to $2.40.

Second-Quarter Conference Call

The Company will host a conference call at 1:30 PM Pacific Time on Tuesday, August 5, 2014, to discuss the second-quarter results. To participate in the conference call, please dial 877-407-8293 five to ten minutes prior to the scheduled time. International callers should dial +1-201-689-8349.

The conference call will be webcasted live over the internet and can be accessed on Tutor Perini’s website at www.tutorperini.com. To listen to the webcast, please visit Tutor Perini’s website at least fifteen minutes prior to the start of the call to register, download, and install any necessary software. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on Tutor Perini’s website.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning, and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials, and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing, and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the Company’s ability to realize the anticipated economic and business benefits of its acquisitions and its strategy to assemble and operate a Specialty Contractors business segment; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenue, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects and the impact of changing economic conditions on federal, state and local funding for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on February 24, 2014. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications
www.tutorperini.com

Tutor Perini Corporation

Consolidated Balance Sheets

(Dollars in thousands, except par value)

	June 30, 2014
	(Unaudited)	December 31, 2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$139,858	$119,923
Restricted cash	42,627	42,594
Accounts receivable, including retainage	1,454,045	1,291,246
Costs and estimated earnings in excess of billings	660,952	573,248
Deferred income taxes	7,982	8,240
Other current assets	52,420	50,669
Total current assets	2,357,884	2,085,920

Long-term investments	—	46,283
Property and equipment, net	529,545	498,125
Goodwill	585,006	577,756
Intangible assets, net	106,403	113,740
Other	75,685	75,614

Total assets	$3,654,523	$3,397,438

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$68,232	$114,658
Accounts payable, including retainage	849,628	758,225
Billings in excess of costs and estimated earnings	299,389	267,586
Accrued expenses and other current liabilities	136,774	158,017
Total current liabilities	1,354,023	1,298,486

Long-term debt, less current maturities	761,034	619,226
Deferred income taxes	115,536	114,333
Other long-term liabilities	122,463	117,858
Total liabilities	2,353,056	2,149,903

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Preferred stock, $1 par value:
Authorized — 1,000,000 shares Issued and outstanding — none	—	—
Common stock, $1 par value:
Authorized — 75,000,000 shares Issued and outstanding — 48,571,741 shares and 48,421,467 shares	48,572	48,421
Additional paid-in capital	1,016,823	1,007,918
Retained earnings	269,059	224,575
Accumulated other comprehensive loss	(32,987)	(33,379)
Total stockholders’ equity	1,301,467	1,247,535

Total liabilities and stockholders’ equity	$3,654,523	$3,397,438

Tutor Perini Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues	$1,084,510	$1,053,065	$2,039,743	$2,045,993

Cost of operations	954,979	947,110	1,804,865	1,839,681

Gross profit	129,531	105,955	234,878	206,312

General and administrative expenses	64,088	66,481	127,938	130,759

INCOME FROM CONSTRUCTION OPERATIONS	65,443	39,474	106,940	75,553

Other expense, net	(6,974)	(3,234)	(10,347)	(4,061)
Interest expense	(10,857)	(11,083)	(21,688)	(22,419)

Income before income taxes	47,612	25,157	74,905	49,073

Provision for income taxes	(19,067)	(9,679)	(30,421)	(18,795)

NET INCOME	$28,545	$15,478	$44,484	$30,278

BASIC EARNINGS PER COMMON SHARE	$0.59	$0.32	$0.92	$0.64

DILUTED EARNINGS PER COMMON SHARE	$0.58	$0.32	$0.91	$0.62

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	48,543	47,684	48,492	47,622
Effect of dilutive stock options and restricted stock units	510	914	500	934
DILUTED	49,053	48,598	48,992	48,556

Tutor Perini Corporation

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2014	2013
Cash Flows from Operating Activities:
Net income	$44,484	$30,278
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	30,078	27,566
Stock-based compensation expense	9,920	4,624
Excess income tax benefit from stock-based compensation	—	(358)
Deferred income taxes	(64)	500
Loss on sale of investments	1,786	—
Loss (Gain) on sale of property and equipment	427	(180)
Other long-term liabilities	5,559	8,449
Other non-cash items	1,562	(111)
Changes in other components of working capital	(155,187)	(109,338)
NET CASH USED IN OPERATING ACTIVITIES	(61,435)	(38,570)

Cash Flows from Investing Activities:
Acquisition of property and equipment	(26,730)	(28,127)
Proceeds from sale of property and equipment	1,906	2,359
Proceeds from sale of available-for-sale securities	44,497	—
Change in restricted cash	(33)	(8,302)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	19,640	(34,070)

Cash Flows from Financing Activities:
Proceeds from debt	717,484	421,550
Repayment of debt	(649,282)	(374,987)
Business acquisition related payments	(1,260)	—
Excess income tax benefit from stock-based compensation	—	358
Issuance of common stock and effect of cashless exercise	(1,531)	341
Debt issuance costs	(3,681)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	61,730	47,262

Net Decrease in Cash and Cash Equivalents	19,935	(25,378)
Cash and Cash Equivalents at Beginning of Year	119,923	168,056
Cash and Cash Equivalents at End of Period	$139,858	$142,678

Supplemental Disclosure of Cash Paid For:
Interest	$21,830	$21,678
Income taxes	$33,668	$12,692
Supplemental Disclosure of Non-cash Transactions:
Property and equipment acquired through financing arrangements	$27,045	$205
Grant date fair value of common stock issued for services	$4,480	$3,657

Tutor Perini Corporation

Segment Information

(In thousands)

	Reportable Segments
			Specialty				Consolidated
	Civil	Building	Contractors	Totals	Corporate		Total
Three Months Ended June 30, 2014
Total revenues	$398,123	$390,353	$321,959	$1,110,435	$—		$1,110,435

Elimination of intersegment revenues	(7,584)	(18,341)	—	(25,925)	—		(25,925)

Revenues from external customers	$390,539	$372,012	$321,959	$1,084,510	$—		$1,084,510

Income from construction operations	$58,002	$7,674	$12,633	$78,309	$(12,866	) *	$65,443

Three Months Ended June 30, 2013
Total revenues	$356,711	$443,622	$284,036	$1,084,369	$—		$1,084,369

Elimination of intersegment revenues	(10,515)	(20,789)	—	(31,304)	—		(31,304)

Revenues from external customers	$346,196	$422,833	$284,036	$1,053,065	$—		$1,053,065

Income from construction operations	$31,674	$2,661	$15,985	$50,320	$(10,846	) *	$39,474

	Reportable Segments
			Specialty				Consolidated
	Civil	Building	Contractors	Totals	Corporate		Total
Six Months Ended June 30, 2014
Total revenues	$774,515	$701,668	$614,104	$2,090,287	$—		$2,090,287

Elimination of intersegment revenues	(18,820)	(31,724)	—	(50,544)	—		(50,544)

Revenues from external customers	$755,695	$669,944	$614,104	$2,039,743	$—		$2,039,743

Income from construction operations	$102,347	$9,497	$20,450	$132,294	$(25,354	) *	$106,940

Six Months Ended June 30, 2013
Total revenues	$661,960	$894,831	$585,913	$2,142,704	$—		$2,142,704

Elimination of intersegment revenues	(61,803)	(34,898)	(10)	(96,711)	—		(96,711)

Revenues from external customers	$600,157	$859,933	$585,903	$2,045,993	$—		$2,045,993

Income from construction operations	$54,924	$8,008	$35,271	$98,203	$(22,650)		$75,553

* Consists primarily of corporate general and administrative expenses.

Tutor Perini Corporation

Backlog Information

(In millions)

			Revenues
	Backlog at March 31, 2014	New Business Awarded (1)	Recognized in the Three Months Ended June 30, 2014	Backlog at June 30, 2014

Civil	$3,887.1	$211.3	$(390.5)	$3,707.9
Building	1,732.9	646.7	(372.0)	2,007.6
Specialty Contractors	2,032.4	338.4	(322.0)	2,048.8
Total	$7,652.4	$1,196.4	$(1,084.5)	$7,764.3

			Revenues
	Backlog at December 31, 2013	New Business Awarded (1)	Recognized in the Six Months Ended June 30, 2014	Backlog at June 30, 2014

Civil	$3,538.1	$925.5	$(755.7)	$3,707.9
Building	1,755.1	922.4	(669.9)	2,007.6
Specialty Contractors	1,661.1	1,001.8	(614.1)	2,048.8
Total	$6,954.3	$2,849.7	$(2,039.7)	$7,764.3

(1)         New business awarded consists of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.